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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G/A

                  UNDER THE SECURITIES AND EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 9)(1)



                             PATAPSCO BANCORP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   702898 10 7
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  /X/   Rule 13d-1(b)

                  /X/   Rule 13d-1(c)

                  /_/   Rule 13d-1(d)


__________________
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

                                Page 1 of 8 pages


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--------------------------------------------------------------------------------
CUSIP NO. 702898 10 7                 13G                      PAGE 2 OF 8 PAGES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           PATAPSCO BANCORP, INC. EMPLOYEE STOCK OWNERSHIP PLAN TRUST

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
           52-2004618
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                                      (a) /_/

                                                                      (b) /_/

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           STATE OF MARYLAND
--------------------------------------------------------------------------------
                        5      SOLE VOTING POWER                     0
       NUMBER OF
         SHARES         --------------------------------------------------------
      BENEFICIALLY      6      SHARED VOTING POWER             107,300
        OWNED BY
          EACH          --------------------------------------------------------
       REPORTING        7      SOLE DISPOSITIVE POWER                0
         PERSON
          WITH          --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER        107,300

--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           107,300
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           /_/
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            7.3%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON
                    EP
--------------------------------------------------------------------------------




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--------------------------------------------------------------------------------
CUSIP NO. 702898 10 7                 13G                      PAGE 3 OF 8 PAGES
--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           THOMAS P. O'NEILL

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                                       (a) /_/

                                                                       (b) /_/
--------------------------------------------------------------------------------
3          SEC USE ONLY
--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA
--------------------------------------------------------------------------------
                        5      SOLE VOTING POWER               44,790 (1)
       NUMBER OF
         SHARES         --------------------------------------------------------
      BENEFICIALLY      6      SHARED VOTING POWER            107,300 (2)
        OWNED BY
          EACH          --------------------------------------------------------
       REPORTING        7      SOLE DISPOSITIVE POWER          44,790 (1)
         PERSON
          WITH          --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER       107,300 (2)

--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           152,090

--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           /_/
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              10.3% (3)
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON
                    IN
--------------------------------------------------------------------------------

(1) Includes 8,633 shares that may be acquired upon the conversion of shares of preferred stock and 683 shares that may be acquired upon the exercise of options within 60 days.
(2) Consists of shares owned by the Patapsco Bancorp, Inc. Employee Stock Ownership Plan Trust, of which the reporting person is a trustee.
(3) Assumes that options for 683 shares have been exercised and 8,633 shares have been acquired upon the conversion of shares of preferred stock. Based on 1,468,011 shares of common stock outstanding as of December 31, 2005.


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CUSIP NO. 702898 10 7                 13G                      PAGE 4 OF 8 PAGES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           THEODORE PATTERSON

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                                       (a) /_/

                                                                       (b) /_/

--------------------------------------------------------------------------------
3          SEC USE ONLY
--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA
--------------------------------------------------------------------------------
                        5      SOLE VOTING POWER            28,555 (1)
       NUMBER OF
         SHARES         --------------------------------------------------------
      BENEFICIALLY      6      SHARED VOTING POWER         107,300 (2)
        OWNED BY
          EACH          --------------------------------------------------------
       REPORTING        7      SOLE DISPOSITIVE POWER       28,555 (1)
         PERSON
          WITH          --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER    107,300 (2)

--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           135,855

--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           /_/
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            9.3% (3)
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON
                    IN
--------------------------------------------------------------------------------

(1) Includes no shares that may be acquired upon the exercise of options within 60 days.
(2) Consists of shares owned by the Patapsco Bancorp, Inc. Employee Stock Ownership Plan Trust, of which the reporting person is a trustee.
(3) Assumes that options for all shares have been exercised. Based on 1,468,011 shares of common stock outstanding as of December 31, 2005.


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CUSIP NO. 702898 10 7                 13G                      PAGE 5 OF 8 PAGES
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           JOSEPH J. BOUFFARD

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                                       (a) /_/

                                                                       (b) /_/

--------------------------------------------------------------------------------
3          SEC USE ONLY
--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA
--------------------------------------------------------------------------------
                        5      SOLE VOTING POWER              71,582 (1)
       NUMBER OF
         SHARES         --------------------------------------------------------
      BENEFICIALLY      6      SHARED VOTING POWER           107,300 (2)
        OWNED BY
          EACH          --------------------------------------------------------
       REPORTING        7      SOLE DISPOSITIVE POWER         71,582 (1)
         PERSON
          WITH          --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER      107,300 (2)

--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           178,882
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           /_/
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              11.8% (3)
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON
                    IN
--------------------------------------------------------------------------------

(1) Includes 43,361 shares that may be acquired upon the exercise of options within 60 days. Does not include 20,650 shares allocated to the reporting person's account under the Patapsco Bancorp, Inc. Employee Stock Ownership Plan Trust ("ESOP"). The reporting person directs the ESOP trustees as to the voting of such shares, but shares voting power with the ESOP trustees.
(2) Consists of shares owned by the ESOP, of which the reporting person is a trustee.
(3) Assumes that options for 43,361 shares have been exercised. Based on 1,468,011 shares of common stock outstanding as of December 31, 2005.


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                                                               PAGE 6 OF 8 PAGES
                                                               -----------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


ITEM 1(A).     NAME OF ISSUER.
               Patapsco Bancorp, Inc.

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.
               1301 Merritt Boulevard
               Dundalk, Maryland 21222-2194

ITEM 2(A).     NAME OF PERSON(S) FILING.

         Patapsco Bancorp, Inc. Employee Stock Ownership Plan Trust ("ESOP Trust"), and the following individuals who serve as its trustees: Thomas P. O'Neill, Theodore Patterson and Joseph J. Bouffard.

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE. Same as Item 1(b).

ITEM 2(C).     CITIZENSHIP.

         See Row 4 of the second part of the cover page provided for each reporting person.

ITEM 2(D).     TITLE OF CLASS OF SECURITIES.
               Common Stock, par value $.01 per share.

ITEM 2(E).     CUSIP NUMBER.

               702898 10 7

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

         (f) [x] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)

         Items (a), (b), (c), (d), (e), (g), (h), (i), and (j) are not
applicable. This Schedule 13G is being filed on behalf of the ESOP identified in
Item 2(a), filing under the Item 3(f) classification, and by each trustee of the trust established pursuant to the ESOP, filing pursuant to Rule 13d-1(c) and applicable SEC no-action letters.

ITEM 4.        OWNERSHIP.

         (A)   AMOUNT BENEFICIALLY OWNED:  See Row 9 of the second part of the
               -------------------------
cover page provided for each reporting person.

         (B)   PERCENT OF CLASS: See Row 11 of the second part of the cover page
               ----------------
provided for each reporting person.



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                                                               PAGE 7 OF 8 PAGES
                                                               -----------------


         (C)    NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:  See Rows 5, 6, 7,
                --------------------------------------------
and 8 of the second part of the cover page  provided for each reporting person.

ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: .

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
         The ESOP Committee has the power to determine whether dividends on allocated shares that are paid to the ESOP trust are distributed to participants or are used to repay the ESOP loan.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.
         Not applicable.

ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
         Not applicable.

ITEM 9.         NOTICE OF DISSOLUTION OF GROUP.
         Not applicable.

ITEM 10.        CERTIFICATIONS.
         By signing below, each signatory in the capacity of an ESOP trustee certifies that, to the best of his knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         By signing below, each signatory in his individual capacity certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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                                                               PAGE 8 OF 8 PAGES
                                                               -----------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

PATAPSCO BANCORP, INC.
EMPLOYEE STOCK OWNERSHIP PLAN TRUST

By Its Trustees:


/s/ Thomas P. O'Neill                                         February  8, 2006
-----------------------------                                 ------------------
Thomas P. O'Neill, as Trustee                                 Date

/s/ Theodore Patterson                                        February  8, 2006
-----------------------------                                 ------------------
Theodore Patterson, as Trustee                                Date

/s/ Joseph J. Bouffard                                        February  8, 2006
-----------------------------                                 ------------------
Joseph J. Bouffard, as Trustee                                Date



/s/ Thomas P. O'Neill                                         February  8, 2006
--------------------------------------------                  ------------------
Thomas P. O'Neill, as Individual Stockholder                  Date

/s/ Theodore Patterson                                        February  8, 2006
--------------------------------------------                  ------------------
Theodore Patterson, as Individual Stockholder                 Date

/s/ Joseph J. Bouffard                                        February  8, 2006
--------------------------------------------                  ------------------
Joseph J. Bouffard, as Individual Stockholder                 Date


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                                                                      EXHIBIT 99
                                                                      ----------

                         AGREEMENT RELATING TO FILING OF
                           JOINT STATEMENT PURSUANT TO
                             RULE 13D-1(k) UNDER THE
                             SECURITIES ACT OF 1934

         The undersigned agree that this Amendment No. 9 to the Statement on
Schedule 13G to which this Agreement is attached is filed on behalf of each of them. Date: February 8, 2006

PATAPSCO BANCORP, INC.
EMPLOYEE STOCK OWNERSHIP PLAN TRUST

By Its Trustees:

/s/ Thomas P. O'Neill                                         February  8, 2006
------------------------------                                ------------------
Thomas P. O'Neill, as Trustee                                 Date


/s/ Theodore Patterson                                        February  8, 2006
------------------------------                                ------------------
Theodore Patterson, as Trustee                                Date


/s/ Joseph J. Bouffard                                        February  8, 2006
------------------------------                                ------------------
Joseph J. Bouffard, as Trustee                                Date





/s/ Thomas P. O'Neill                                         February  8, 2006
-----------------------------------------------               ------------------
Thomas P. O'Neill, as an Individual Stockholder               Date

/s/ Theodore Patterson                                        February 8 , 2006
-----------------------------------------------               ------------------
Theodore Patterson, as an Individual Stockholder              Date

/s/ Joseph J. Bouffard                                        February 8 , 2006
-----------------------------------------------               ------------------
Joseph J. Bouffard, as an Individual Stockholder              Date